Exhibit 10.113

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of January 18, 2005, by and between EDEN VENTURES LLC, a Delaware limited liability company (“Landlord”), and EQUINIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Deed of Lease dated as of April 21, 2004 (the “Lease”), for the lease of a data center facility known as Building 1, Ashburn Business Park located at 44470 Chilum Place, Ashburn, Virginia, as more particularly described in the Lease.

B. Landlord, and Tenant desire to amend certain provisions of the Lease.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated into this Amendment by reference, as if fully set forth in this first paragraph.

2. Floor Plan of Premises. Exhibit A-1 to the Lease is hereby deleted in its entirety and replaced by Exhibit A-1 attached to this Amendment.

3. Connector Work. Exhibit A-2 to the Lease is hereby deleted in its entirety and replaced by Exhibit A-2 attached to this Amendment.

4. Equipment List. Exhibit A-5 to the Lease is hereby deleted in its entirety and replaced with Exhibit A-5 attached hereto.

5. Landlord’s Work. Exhibit C to the Lease shall be Exhibit C attached to this Amendment.

6. Premises. The second sentence of Section 1.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, Landlord represents and warrants (i) the Premises comply with all local, state and federal building codes, statutes, rules or regulations, including, without limitation, the Americans With Disabilities Act (“ADA”) and all applicable life safety requirements, (ii) all mechanical and electrical systems for the Premises, including, without limitation, all power distribution systems, emergency generators and accompanying fuel delivery systems, HVAC systems (including airside, waterside, controls and automation elements thereof), building alarm and security management systems, life safety and fire suppression systems, and lighting systems, are in good operating condition, except for such deficiencies as would not be discovered by the level of testing performed by Landlord, and (iii) all underground storage tanks located on the Land are, as of the date hereof, free of leaks and there have never been any leaks in such tanks during the period of Landlord’s ownership of the Land.”

7. Security Deposit.

(a) Section 5.1(a) of the Lease is hereby deleted in its entirety and replaced with the following:

“(a) Tenant has delivered to Landlord an unconditional, irrevocable letter of credit in the amount of Two Million Dollars ($2,000,000), and such letter of credit provides that, at least thirty (30) days prior to the then-current expiration date of such letter of credit, such letter of credit shall be either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the same amount. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Tenant fails to timely comply with the above requirements, then Landlord shall have the right to immediately draw upon the letter of credit without notice to Tenant. Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Services, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its reasonable discretion. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Service, Inc. or below A-2 (or equivalent) by Standard & Poor’s Corporation, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within fifteen (15) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant. In the event the issuer of any letter of credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within fifteen (15) business days thereof, Tenant shall replace such letter of credit with cash or a letter of credit conforming to the requirements of this Section 5.1 (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the

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aforesaid fifteen (15) business day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit. Notwithstanding the foregoing provisions of this Section 5.1, so long as Silicon Valley Bank maintains a credit rating by Standard & Poor’s Corporation of at least BBB, Silicon Valley Bank shall be an approved issuer of any letter of credit issued pursuant to this Section 5.1. If Silicon Valley Bank’s credit rating is at anytime reduced below BBB by Standard & Poor’s Corporation, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section 5.1, and Tenant’s failure to obtain such substitute letter of credit within fifteen (15) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant. Any substitute letter of credit provided in accordance with this Section 5.1 shall be (a) in form and substance satisfactory to Landlord in its sole discretion (Landlord hereby approving the form letter of credit attached hereto as Exhibit D); (b) at all times in the amount of the cash security deposit it replaces, and shall permit multiple draws; (c) issued by a commercial bank reasonably acceptable to Landlord from time to time with an office in the Washington, D.C. metropolitan area; (d) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building or, at Landlord’s option, the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); (e) payable at sight upon presentment to a local branch of the issuer of a simple sight draft or certificate stating that Tenant is in default under this Lease and the amount that Landlord is owed in connection therewith; (f) of a term not less than one year; and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the same amount. “

8. Alterations. Tenant hereby acknowledges and agrees that the Connector Work and the Landlord’s Work described in Section 9.1 of the Lease have been performed in a satisfactory and acceptable manner in all respects. In that connection, Landlord hereby agrees to provide to Tenant a credit towards additional rent/operating expense charges in the amount of $80,000 to be used by Tenant for amounts due in March 2005.

9. General Contractors. With respect to any Improvements undertaken by Tenant pursuant to Section 9.2 of the Lease, Landlord agrees to allow Tenant to use Turner Construction or to consider use by Tenant of an unbonded general contractor subject to Landlord’s approval, in its sole discretion, of any such general contractor taking into account such contractor’s reputation in the industry, such contractor’s creditworthiness and such other matters as Landlord shall determine.

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10. Fiber Conduits. Section 11.2 of the Lease is hereby deleted in its entirety and replaced with the following:

“(a) Landlord and Tenant acknowledge that the Project currently is served by a fiber duct bank containing twenty-four (24) conduits. Landlord shall grant to Tenant, on Landlord’s standard form (attached hereto as Exhibit E) but for no additional charge, an exclusive license coterminous with the Lease Term to use, at Tenant’s sole cost and expense, eight (8) of the twenty-four (24) existing conduits in the fiber loop serving Ashburn Business Park extending from MH-T1 through and including MH-T15 with two (2) connections to the Building, all as shown on Exhibit A-3 attached hereto, (the “Tenant’s Licensed Conduits”) for any lawful telecommunications purpose, including, without limitation, for purposes of pulling dark fiber through the Tenant’s Licensed Conduits and using such fiber in connection with Tenant’s business operations within the Premises. Such license shall include the right to use existing fiber within the Tenant’s Licensed Conduits subject to the rights of fiber carriers. Landlord reserves the right at all times during the Term to access and splice into, within any manhole, all unused fiber brought in by carriers and service providers (but not Tenant’s infrastructure) within the Tenant’s Licensed Conduits. Tenant shall deliver to Landlord as built drawings using Autocad showing all carrier telecommunication, fiber and copper wire and cables within the Tenant’s Licensed Conduits together with a list of all carriers within thirty (30) days of the Lease Commencement Date and thereafter within fifteen (15) days of the addition of such wiring or cable. Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation and operation of the Tenant’s Licensed Conduits and for paying all fees attendant thereto and for complying with all other Legal Requirements relating to the Tenant’s Licensed Conduits. Tenant shall have sole responsibility for the maintenance, repair and replacement of the Tenant’s Licensed Conduits and of all servicing ancillary thereto. Subject to Landlord’s reasonable rules and regulations, Tenant shall have access to all telecommunications vaults, manholes and underground facilities on the Land or any other adjoining property owned by Landlord or its affiliates for the purpose of servicing any of Tenant’s cables or equipment in or adjacent to the Tenant’s Licensed Conduits and of splicing into unused fiber brought in by carriers and service providers (but not Landlord’s infrastructure) within the conduits other than the Tenant’s Licensed Conduits. Notwithstanding the above and in connection with Tenant’s access to, servicing, or splicing of Tenant’s cables or equipment in or adjacent to the telecommunications vaults, manholes and underground facilities within or servicing the Tenant’s Licensed Conduit, Tenant is required to contact Jim Hathaway or Jeff Monroe at (703)-932-

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8264 to open a service request and to complete all of the following: (i) Tenant shall request permission to access the Tenant’s Licensed Conduits, which approval shall not be unreasonably withheld or delayed. (ii) Tenant shall submit for Landlord’s approval, which approval shall not be unreasonably withheld or delayed, complete drawings and construction details in CADD format for the work to be performed, and (iii) Tenant shall coordinate with Landlord concerning any penetrations of any of Landlord’s equipment or manhole facilities and concerning any potential interference with Landlord’s conduit or equipment. Upon completion of Tenant’s work, Tenant shall deliver to Landlord as-built drawings using Autocad showing all carrier telecommunication, fiber and copper wire and cables within the Tenant’s Licensed Conduits together with a list of all carriers within thirty (30) days of the addition of such wiring or cabling.

(b) The parties acknowledge that Tenant, as grantee, and TrizecHahn Regional Pooling LLC, as grantor, have entered into that certain Deed of Easement dated October 15, 2004 under the terms of which Tenant has been granted an easement (“Tenant’s Offsite Easement”) for the installation and use of a fiber conduit (“Tenant’s Offsite Conduit”) from the property line of the Land, over and across the adjoining business park to an offsite facility occupied by Tenant. Subject to the terms of this Section 11.2 and Article IX hereof, Tenant has installed a fiber duct bank (the “Connector Duct Bank”) transversing the Land generally in the location identified as “Equinix Conduit Facility” on Exhibit A-3.1 hereto which Connector Duct Bank connects at the property line of the Land to Tenant’s Offsite Conduit, and Tenant shall be granted a license coterminous with the Lease Term to use the Connector Duct Bank, subject however to the reservation in Landlord of the exclusive right to use three (3) conduits in the Connector Duct Bank (“Landlord’s Reserved Conduits”) for all lawful purposes. In connection with the construction and installation of the Connector Duct Bank, (i) Tenant shall submit for Landlord’s approval, which approval shall not be unreasonably withheld or delayed, complete drawings and construction details in CADD format for the construction of the Connector Duct Bank and an ALTA boundary survey, or other survey reasonably acceptable to Landlord, of the Land showing the location of the proposed Connector Duct Bank, and (ii) Tenant shall coordinate with Landlord concerning any penetration of the exterior façade of the Building and concerning any potential interference with other Building utilities. In no event shall the Connector Duct Bank exceed 24 inches in width. Moreover, Tenant shall grant to Landlord, for no charge, the exclusive right to use, at Landlord’s sole cost and expense, three (3) conduits in Tenant’s Offsite Conduit for the term of Tenant’s Offsite Easement (“Landlord’s Offsite Conduits”) for all uses permitted under the Tenant’s Offsite Easement. Landlord’s Reserved Conduits and Landlord’s Offsite Conduits shall be identified as Conduits 12-14 and will generate in Tenant’s Manhole #EQ-1 and terminate in Landlord’s Manhole #MH-T9 as identified on Exhibit A-3.1. Landlord shall be

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responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation and operation of Landlord’s Reserved Conduits and Landlord’s Offsite Conduits and for paying all fees attendant thereto and for complying with all other Legal Requirements relating to Landlord Reserved Conduits and Landlord’s Offsite Conduits. Landlord shall have sole responsibility for the maintenance and repair of Landlord’s Reserved Conduits and Landlord’s Offsite Conduits and of all servicing ancillary thereto. Subject to Tenant’s reasonable rules and regulations and the terms of Tenant’s Offsite Easement, as applicable, Landlord shall have access to all telecommunications vaults, manholes and underground facilities within the Connector Duct Bank and Tenant’s Offsite Conduit for the purpose of servicing any of Landlord’s cables or equipment in or adjacent to the Landlord’s Reserved Conduits and Landlord’s Offsite Conduits and of splicing into unused fiber brought in by carriers and service providers (but not Tenant’s infrastructure) within the Connector Duct Bank and Tenant’s Offsite Conduit. Notwithstanding the above and in connection with Landlord’s access to, servicing, or splicing of Landlord’s cables or equipment in or adjacent to the telecommunications vaults, manholes and underground facilities within or servicing the Connector Duct Bank and Tenant’s Offsite Conduit, Landlord is required to contact Tenant’s Response Center (ERC) at (888)-892-0607 to open a Service Request and to complete all of the following: (i) Landlord shall request permission to access the Connector Duct Bank and Tenant’s Offsite Conduit facilities, which approval shall not be unreasonably withheld or delayed. (ii) Landlord shall submit for Tenant’s approval, which approval shall not be unreasonably withheld or delayed, complete drawings and construction details in CADD format for the work to be performed, and (iii) Landlord shall coordinate with Tenant concerning any penetrations of any of Tenant’s equipment or manhole facilities and concerning any potential interference with Tenant’s conduit or equipment. Upon completion of Landlord’s work, Landlord shall deliver to Tenant as-built drawings using Autocad showing all carrier telecommunication, fiber and copper wire and cables within the Landlord’s Reserved Conduits and Landlord’s Offsite Conduits together with a list of all carriers within thirty (30) days of the addition of such wiring or cabling.

(c) In addition to Tenant’s Offsite Easement, Tenant may pursue obtaining another diverse easement (“Tenant’s Offsite Easement II”) from the adjoining landowner for the installation of an additional fiber duct bank (“Tenant’s Offsite Conduit II”) in a different location and running to the property line of the Land. In the event Tenant obtains Tenant’s Offsite Easement II and installs Tenant’s Offsite Conduit II, subject to Landlord’s consent as to location and the terms of this Section 9.2 and Article IX hereof, Tenant shall have the right to install an additional fiber duct bank (the “Connector Duct Bank II”) on the Land originating at the point Tenant’s Offsite Conduit II meets the property line of the Land,

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transversing the Land and connecting to the Building, and Tenant shall be granted a license coterminous with the Lease Term to use the Connector Duct Bank II, subject however to the reservation in Landlord of the exclusive right to use three (3) conduits in the Connector Duct Bank II (“Landlord’s Reserved Conduits II”). Landlord and Tenant agree to share, on a pro rata basis (Landlord to pay for 3 of the 14 conduits, or 21%) of the installation cost of the Connector Duct Bank II. In connection with the construction of the Connector Duct Bank II, (i) the location of the Connector Duct Bank II shall be subject to Landlord’s prior written consent, and shall follow a path so as to minimize cost of construction (ii) Tenant shall submit for Landlord’s approval, which approval shall not be unreasonably withheld or delayed, complete drawings and construction details in CADD format for the construction of the Connector Duct Bank II and an ALTA boundary survey, or other survey reasonably acceptable to Landlord, of the Land showing the location of the proposed Connector Duct Bank II, and (iii) Tenant shall coordinate with Landlord concerning any penetration of the exterior façade of the Building and concerning any potential interference with other Building utilities. In no event shall the Connector Duct Bank II exceed 24 inches in width. Moreover, Tenant shall grant to Landlord, for no charge, the exclusive right to use, at Landlord’s sole cost and expense, three (3) conduits in the Tenant’s Offsite Conduit II (“Landlord’s Offsite Conduits II”) for all purposes permitted under Tenant’s Offsite Easement II. Landlord shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation and operation of Landlord’s Reserved Conduits II and Landlord’s Offsite Conduits II and for paying all fees attendant thereto and for complying with all other Legal Requirements relating to Landlord’s Offsite Conduits II. Landlord shall have sole responsibility for the maintenance and repair of Landlord’s Reserved Conduits II and Landlord’s Offsite Conduits II and of all servicing ancillary thereto. Subject to Tenant’s reasonable rules and regulations and the terms of Tenant’s Offsite Easement II, as applicable, Landlord shall have access to all telecommunications vaults, manholes and underground facilities within the Connector Duct Bank II and Tenant’s Offsite Conduit II for the purpose of servicing any of Landlord’s cables or equipment in or adjacent to Landlord’s Reserved Conduits II and Landlord’s Offsite Conduits II and of splicing into unused fiber brought in by carriers and service providers (but not Tenant’s infrastructure) within the Connector Duct Bank II and Tenant’s Offsite Conduit II. All of Landlord’s access to and work related to the Connector Duct Bank II and Tenant’s Offsite Conduit II shall be performed in accordance with the procedures outlined in (b) above.

(d) All repairs to the Property made necessary by reason of the furnishing, installation, maintenance, or operation of the Licensed Conduits, Connector Duct Bank and Connector Duct Bank II or any replacements thereof shall be at Tenant’s sole cost. Upon the expiration or earlier

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termination of this Lease, subject to the rights of the affected carrier or provider, the fiber in the Licensed Conduits, Connector Duct Bank and Connector Duct Bank II shall become the property of Landlord and Tenant hereby assigns all right, title, and interest of Tenant therein to Landlord. Tenant’s use of the Licensed Conduits, Connector Duct Bank and Connector Duct Bank II shall not interfere with the structure of the Building, any of the building systems, or the equipment or property (including airwaves reception and other equipment) of any other tenant in the Building or any third party providing services to the Building. Except for such as arise from Landlord’s gross negligence or willful misconduct or as provided in Section 11.4 below, Landlord shall have no liability on account of any damage to or interference with the operation of the Licensed Conduits, Connector Duct Bank, and Connector Duct Bank II by any third party. Each party shall defend, indemnify and hold harmless the other, and its affiliates and agents, from and against any loss, cost, damage or expense (including reasonable attorneys’ fees) incurred by such party arising out of or as a result of the other’s exercise of any easements, licenses and rights under this Section 11.2 or the breach of the provisions of this Section 11.2.”

11. Power Conduits. Section 11.3 of the Lease is hereby deleted in its entirety and replaced with the following:

“Landlord and Tenant acknowledge that utility power is currently provided to the Project through two stacked conduits originating from the switchgear located on the Land (“Power Conduits”). In order that Tenant be able to contract directly with the electrical provider, the existing switchgear will be separated into two independent switchgears, Switchgear A and Switchgear B, by means of a tie breaker AB (tie circuit breaker AB racked out and padlocked), with Switchgear B including tie circuit breaker BC being dedicated solely to providing utility power to the Building. Landlord shall grant to Tenant, on Landlord’s standard form but for no additional charge, an exclusive license coterminous with the Term of this Lease to use, at Tenant’s sole cost and expense, the Switchgear B including tie circuit breaker BC and one of the Power Conduits from Switchgear B feeder branch circuit “A2” up to and including the point at which power feeders are connected to the Building, as shown on Exhibit A-4 hereto (the “Licensed Power Conduit”) and referenced in original drawing E400, for the purpose of providing critical power to the Premises. Landlord shall not use future tie feeder capability provisioned on Tenant’s side of Switchgear B. Tenant shall be responsible for obtaining and maintaining, to the extent required, all approvals, permits and licenses required by any federal, state or local government or utility provider for installation and operation of the Switchgear B, including tie circuit breaker BC and the Licensed Power Conduit, from the point of connection to the utility provider in the switchgear to the Building, for paying all fees attendant thereto and for complying with all other legal requirements

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relating to the Switchgear B, including tie circuit breaker BC and the Licensed Power Conduit. Tenant shall have the sole responsibility for maintenance, repair and replacement of Switchgear B, and the Licensed Power Conduit and all facilities ancillary thereto, if any. Landlord shall have the sole responsibility for maintenance, repair and replacement of Switchgear A and all facilities ancillary thereto, including the tie breaker AB, and for obtaining all approvals, permits and licenses required by any federal, state or local government or utility provider for installation and operation of Switchgear A, for paying all fees attendant thereto and for complying with all other legal requirements relating to Switchgear A. Tenant shall not make any modifications to Switchgear B or circuit breaker BC including structural configuration, controls, and circuit setup without Landlord’s prior written approval, such approval not to be unreasonably withheld or delayed. Prior to performing maintenance within its respective switchgear, the party performing such maintenance shall provide reasonable notice to the other party except in an emergency. Subject to Landlord’s reasonable rules and regulations, Tenant shall have access to all manholes and underground facilities relating to and for the purpose of servicing and maintaining the Licensed Power Conduit. Tenant shall coordinate with Landlord concerning any penetration of the exterior side of the Building in concerning any potential interference with other Building utilities. All repairs to the Project made necessary by reason of the furnishing, installation, maintenance or operation of the Licensed Power Conduit or any replacements thereof, shall be at Tenant’s sole cost. Upon the expiration or early termination of this Lease, the Licensed Power Conduit and all wiring and cables within shall become the property of Landlord and Tenant hereby assigns all right and title and interest therein to Landlord. Tenant’s use of the Licensed Power Conduit shall not interfere with the structure of the Building, and any other Building systems for the equipment or property of any third party providing services to the Building. Except for such as arise from Landlord’s gross negligence or willful misconduct or as provided in Section 11.4 below, Landlord shall have no liability on account of any damage to or interference with the operation of the Licensed Conduits by any third party. Landlord and Tenant each reserve the right in connection with the maintenance, repair, replacement of and splicing within the Power Conduits or other conduits serving the Project, and upon reasonable advance written notice to the other, to cause critical power to be interrupted to any building on the Land, it being recognized that any such interruption may cause Landlord or Tenant, as the case may be, to be required to implement use of redundant power during such periods of interruption.”

Affirmation of Rentable Area. Landlord and Tenant hereby confirm that the Premises contain 95,440 square feet of rentable area.

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12. Miscellaneous Terms and Provisions.

(a) Lease Terms. All other provisions of the Lease shall remain in effect and unchanged except as modified herein, and all terms, covenants and conditions shall remain in effect as modified by this Amendment. If any provision of this Amendment conflicts with the Lease, the provisions of this Amendment shall control.

(b) Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof.

(c) Binding Effect. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives and permitted successors and assigns.

(d) Effectiveness. The submission of this Amendment shall not constitute an offer, and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

(e) Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

(f) Defined Terms. Unless otherwise provided herein, all terms used in this Amendment that are defined in the Lease shall have the meanings provided in the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Lease Agreement under seal as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

EDEN VENTURES LLC, a Delaware limited liability company [SEAL]

	By:	EDEN MANAGEMENT LLC, a Delaware limited liability company, Manager

/s/ MARIA KENNY	By:	/s/ HOSSEIN FATEH
	Name:	Hossein Fateh
	Title:	Managing Member

WITNESS/ATTEST:	TENANT:

EQUINIX, INC., a Delaware corporation [SEAL]

/s/ PAUL SILLIMAN	By:	/s/ RENEE F. LANAM
	Name:	Renee Lanam
	Title:	Chief Financial Officer

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